Walgreen Co. Corporate Communications ● 200 Wilmot Road ● Deerfield, Ill. 60015 ● (847) 940-2500

Contact: Michael Polzin
(847) 914-2925

FOR IMMEDIATE RELEASE                                INTERNET: http://www.walgreens.com

WALGREEN CO. REPORTS 24.5 PERCENT EARNINGS INCREASE
AND RECORD SALES IN SECOND QUARTER 2007

•	Diluted earnings per share increase to 65 cents
•	Strong holiday season contributes to growing front-end sales
•	Gross profit margins expand while expenses shrink as a percent to sales in second quarter

    DEERFIELD, Ill., March 26, 2007 - Walgreen Co. (NYSE, NASDAQ: WAG) today announced record fiscal year 2007 second quarter and first half sales and earnings.

    Net earnings for the quarter ended Feb. 28 were up 24.5 percent to $652 million or 65 cents per share (diluted), from $524 million or 51 cents per share (diluted) in the same quarter a year ago.

    First half net earnings climbed 24.7 percent to $1.08 billion or $1.07 per share (diluted) versus last year’s $869 million or 85 cents per share (diluted).

    Sales increased 14.6 percent to a record $13.9 billion for the second quarter and 15.5 percent to $26.6 billion for the first half. Total sales in comparable stores (those open more than a year) were up 8.9 percent in the quarter, while front-end comparable drugstore sales rose 5.7 percent in the quarter.

    Prescription sales, which accounted for 62.4 percent of sales in the quarter, climbed 16.4 percent. Prescription sales in comparable stores rose 10.9 percent in the quarter, while the number of prescriptions filled in comparable stores increased 6.3 percent. Third party plans now account for 94.7 percent of all prescription sales.

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    “Our growth in retail prescriptions filled in the quarter continued to outpace the growth in both the retail pharmacy and mail service pharmacy industries,” said President and CEO Jeffrey A. Rein. “We posted very good gains in prescriptions filled at comparable stores even though this winter saw fewer than normal doctor visits due to the flu, the same scenario we experienced a year ago.

    “Meanwhile, we saw solid sales increases in the front-end of the store, especially during the Christmas season.”

    For the 52-week period ending Jan. 27, Walgreens increased its market share in 58 of its top 60 product categories compared to food, drug and mass merchandise competitors, as measured by A.C. Nielsen.

    Gross profit margins increased 52 basis points versus the year-ago quarter to 28.96 as a percent to sales. Although pharmacy margins increased with the growth in generic drug sales, some of that benefit was offset by an overall sales shift toward the pharmacy business, which carries lower margins than front-end merchandise. Margins for the front-end increased as a result of a shift in sales mix to higher margin items.

    Walgreens decreased its LIFO inflation index in the second quarter, resulting in a LIFO provision of $13.4 million this quarter versus a provision of $23.8 million in the year-ago period. The lower index reflects less inflation than anticipated among pharmacy inventories.

    Selling, occupancy and administration expenses decreased 5 basis points in the quarter to 21.64 as a percent to sales. Among the factors for the decrease were lower occupancy costs, including store closing costs, as a percent to sales. Partially offsetting those factors were provisions for legal matters.

    During the quarter, Walgreens:
•
Announced a new stock repurchase program of up to $1 billion, which the company plans to execute over the next four years. In November 2006, Walgreens completed a $1 billion repurchase program that was announced in July 2004.

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•
Began receiving merchandise at its new Anderson, S.C., distribution center in anticipation of the facility’s opening in April. Walgreens is well on the way toward its goal of employing people with disabilities for at least one-third of the facility’s workforce.

•
Agreed to acquire select assets of Farmington, Conn.-based Familymeds Group Inc., a specialty pharmacy and medical specialty product provider. Walgreens is acquiring 53 Familymeds pharmacies in 11 states for approximately $60 million, in addition to assuming certain real estate leases.

    Walgreens opened or acquired 223 new stores in the first half of fiscal 2007, compared to 222 in the comparable period a year ago, with a net gain of 180 stores after relocations and closings. “We’re on track to open 500 new drugstores this year, with a net increase of more than 400,” said Rein.

    At Feb. 28, Walgreens operated 5,641 stores in 48 states and Puerto Rico. Walgreens plans to operate more than 7,000 stores in 2010.

    For additional information on the quarter’s results, investors can listen to a recorded Webcast discussion on Walgreens Investor Relations Web site at: http://investor.walgreens.com.

This news release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Investors are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the Company’s most recent Form 10-K, as amended, which Note is incorporated into this news release by reference.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(UNAUDITED)
(In Millions, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
	2007	2006	2007	2006

Net sales	$13,933.7	$12,163.1	$26,642.2	$23,063.5

Costs and Deductions:
Cost of sales	9,897.9	8,703.8	19,030.8	16,601.7
Selling, occupancy and administration	3,015.3	2,638.4	5,919.0	5,099.1
	12,913.2	11,342.2	24,949.8	21,700.8
Other Income:
Interest income	10.2	10.0	20.8	16.8

Earnings before income tax provision	1,030.7	830.9	1,713.2	1,379.5
Income tax provision	378.8	307.4	629.6	510.4
Net earnings	$651.9	$523.5	$1,083.6	$869.1
Net earnings per common share-
Basic	$.65	$.52	$1.08	$.86
Diluted	$.65	$.51	$1.07	$.85

Dividends declared	$.0775	$.065	$.155	$.13

Average shares outstanding	999.6	1,010.7	1,002.7	1,011.7
Dilutive effect of stock options	7.6	9.3	7.9	9.4
Average shares outstanding assuming dilution	1,007.2	1,020.0	1,010.6	1,021.1

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)
(In Millions)

SUBJECT TO RECLASSIFICATION	February 28,	February 28,
	2007	2006
Assets
Current Assets:
Cash and cash equivalents	$694.2	$578.8
Short term investments - available for sale	263.9	646.0
Accounts receivable, net	1,979.1	1,848.2
Inventories	6,531.3	5,616.0
Other current assets	225.4	220.7
Total Current Assets	9,693.9	8,909.7
Property and Equipment, at cost, less accumulated depreciation and amortization	7,451.7	6,501.4
Other Non-Current Assets	523.3	228.0
Total Assets	$17,668.9	$15,639.1
Liabilities and Shareholders' Equity
Current Liabilities:
Trade accounts payable	$3,883.5	$3,270.2
Accrued expenses and other liabilities	1,723.1	1,506.2
Income taxes	209.0	193.2
Total Current Liabilities	5,815.6	4,969.6
Non-Current Liabilities:
Deferred income taxes	87.3	171.2
Other non-current liabilities	1,199.7	1,045.2
Total Non-Current Liabilities	1,287.0	1,216.4

Shareholders' Equity	10,566.3	9,453.1

Total Liabilities and Shareholders' Equity	$17,668.9	$15,639.1

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In Millions)

SUBJECT TO RECLASSIFICATION	Six Months Ended
	February 28,	February 28,
	2007	2006

Cash flows from operating activities:
Net earnings	$1,083.6	$869.1
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	318.7	271.7
Deferred income taxes	(45.8)	(74.0)
Stock compensation expense	49.8	63.6
Income tax savings from employee stock plans	3.3	17.6
Other	21.1	33.8
Changes in operating assets and liabilities
Inventories	(480.9)	(13.3)
Trade accounts payable	58.3	346.6
Accounts receivable, net	81.7	(439.2)
Accrued expenses and other liabilities	3.3	(2.9)
Income taxes	206.3	122.2
Other	69.6	71.1
Net cash provided by operating activities	1,369.0	1,266.3

Cash flows from investing activities:
Purchases of short term investments - available for sale	(4,170.0)	(4,018.0)
Proceeds from sale of short term investments - available for sale	4,329.2	3,874.2
Additions to property and equipment	(818.0)	(601.2)
Disposition of property and equipment	19.3	2.4
Business and intangible asset acquisitions, net of cash received	(46.3)	(131.3)
Net cash used for investing activities	(685.8)	(873.9)

Cash flows from financing activities:
Stock purchases	(673.1)	(344.7)
Proceeds related to employee stock plans	144.1	98.4
Cash dividends paid	(155.9)	(131.7)
Bank overdrafts	(213.9)	-
Other	(10.1)	(12.4)
Net cash used for financing activities	(908.9)	(390.4)

Changes in cash and cash equivalents:
Net (decrease) increase in cash and cash equivalents	(225.7)	2.0
Cash and cash equivalents at beginning of year	919.9	576.8
Cash and cash equivalents at end of period	$694.2	$578.8

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